Exhibit 99.1

SAKS INCORPORATED ANNOUNCES EXECUTIVE CHANGES

AND PROMOTIONS

Contact: Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE	www.saksincorporated.com

New York, New York (February 2, 2007)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced several executive changes and promotions.

James A. Coggin, President and Chief Administrative Officer for Saks, will retire effective May 5, 2007. Coggin was named to his current post in November 1998, with direct responsibility for Saks Support Group (“SSG”), which includes many of the Company’s back office support functions including information technology, telecommunications, credit, operations, procurement, distribution and logistics, and store planning, construction, and facilities maintenance. Coggin served as President and Chief Operating Officer of the Company from March 1995 to November 1998 and served as Executive Vice President and Chief Administrative Officer of the Company from March 1994 to March 1995. From 1971 to March 1994, Coggin served in various management and executive positions with McRae’s, Inc., which was acquired by the Company in 1994.

Stephen I. Sadove, Chief Executive Officer of Saks Incorporated, noted, “Jim has been a great partner to me, and he has provided excellent leadership to the support areas of the Company as we have upgraded, consolidated, and integrated many complex back office functions. His dedication, integrity, and experience are unmatched, and he will be missed.”

“I have been blessed with a long and wonderful career beginning in 1971 with McRae’s and ending in retirement this year with Saks Fifth Avenue,” Coggin noted. “The last 13-plus years have certainly been the most challenging, exciting, and rewarding years of my career. I am extremely grateful to have been surrounded and supported by a remarkable SSG support team, corporate staff, and executive leadership.”

Upon Coggin’s retirement, Michael Rodgers, Executive Vice President of Operations and Credit, will expand his role to assume responsibility for information technology (“IT”) and telecommunications. As Executive Vice President of IT, Operations, and Credit, Rodgers will be the senior executive in the Company’s operations center in Jackson, Mississippi. He will report to Sadove.

Thomas Matthews, Group Senior Vice President of Asset Protection, Store Operations, and Ethics and Compliance, will assume additional responsibility for distribution, logistics, and facilities management. Matthews will continue to be based in New York and to report to Sadove.

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Dan Dasinger, Senior Vice President of Logistics, will head the Saks Fifth Avenue distribution center in Aberdeen, Maryland and will report to Matthews.

William Herbst, Vice President of Visual Merchandising, will expand his responsibilities in his new role as Senior Vice President of Visual Merchandising, Store Planning, and Construction. Herbst will continue to be based in New York and will report to Carolyn Biggs, Executive Vice President of Stores, with a dotted line to Terron Schaefer, Group Senior Vice President of Creative and Marketing, for the creative aspects of his position. Don Docken, Senior Vice President of Store Planning, Construction, and Facilities Maintenance, will retire on May 5, 2007.

Sadove noted, “We are fortunate to have such experienced and talented individuals within our ranks like Mike, Tom, and Bill who can assume these critical roles. Their leadership of their respective important support functions will be instrumental to the future success of the Company.”

Saks Incorporated operates Saks Fifth Avenue, which consists of 54 Saks Fifth Avenue stores, 50 Saks Off 5TH stores, and saks.com. The Company also currently operates 62 Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; the ultimate impact of incorrect timing of recording of vendor markdown allowances; and the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s initial investigation. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 28, 2006 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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